Exhibit 99.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is entered into as of the 29 day of June, 2005, by and among Quepasa Corporation, a Nevada corporation, (the “Company”) and Jeffrey Peterson (“Peterson”).

WHEREAS, the Company desires to employ Peterson as provided herein;

and,

WHEREAS, Peterson desires to accept such employment,

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

The Company hereby employs Peterson and Peterson hereby accepts employment with the Company as Chief Executive Officer upon the terms and conditions hereinafter set forth.

2. Duties.

Peterson will serve the Company as its Chief Executive Officer, and will perform the services and functions relating to such office and position or otherwise reasonably incident to such office and position, provided that all such services and functions will be reasonable and within Peterson’s areas of expertise.

3. Term.

This Agreement and Peterson’s employment shall be effective as of the 29 of June, 2005, (the “Effective Date”) and shall continue for a term of three years unless terminated earlier in accordance with this Agreement. The term of this Agreement may be extended by agreement of the Company and Peterson.

4. Compensation.

As compensation for the services rendered to the Company under this Agreement commencing on the effective date hereof, Peterson will be paid a base salary of One Hundred Thousand ($100,000) dollars per year payable in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (the “Salary”). At any time and from time to time, the Salary may be increased if so determined by the board of directors of the Company after a review of Peterson’s performance of his duties hereunder.

5. Signing bonus.

Peterson shall not be paid a signing bonus under this contract.

6. Furniture, Fixtures, Property, and Equipment.

Quepasa hereby transfers, assigns, and conveys to Peterson all of its right, title, and interest in and to all furniture, fixtures, Internet Domain names, property, and equipment currently in Peterson’s possession; and Peterson hereby agrees with respect to these items to pay Quepasa the amount of Five Thousand Dollars ($5,000) (which amount will be debited from his

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payroll check). The foregoing transfer, assignment, and conveyance by the Company is being made on an “as-is” basis; Quepasa makes no warranties or representations of any manner whatsoever with respect to any of the foregoing items; and Peterson hereby assumes full responsibility for the payment of any and all amounts that are currently or may hereafter be due or owing with respect to any of the foregoing items.

7. Additional compensation: Options.

Immediately upon execution of this contract, Peterson shall become eligible for the issuance of 500,000 additional options to purchase shares of Quepasa Common Stock, at a time and price to be set by, and at the sole option of the Company’s board of directors. Such options shall be issued under Quepasa’s employee stock option plan and subject to all terms and conditions therewith. In addition, Peterson will retain any options already issued to him, and the Board of Directors shall use their best efforts to cause all options held by Peterson to vest no later than September 1, 2005.

8. Termination.

This agreement will terminate only upon the occurrence of any of the following events:

a.	The death of Peterson;

b.	The “Total Disability” of Peterson;

c.	In accordance with paragraph (8) below.

9. Payment for forced early termination.

This contract may be terminated at any time at the discretion of Quepasa and its Board of Directors only by payment of $500,000 (Five Hundred Thousand Dollars) to Peterson. In the event such an early termination payment is made, Peterson shall retain (1) A position on the Quepasa Board of Directors with full voting rights, and (2) All shares of Quepasa common stock and options to purchase shares of Quepasa Common Stock previously issued to him.

10. Benefits.

Subject to approval by the board of directors, Peterson shall be entitled to receive benefits, such as health insurance, life insurance, automobile allowance, vacation time, etc, which may be offered to other Company executives, if such offerings shall be made available.

11. Non-competition and confidentiality.

Peterson acknowledges that as a condition of his acceptance of this contract, the Board of Directors has waived his compliance with any and all non-competition and confidentiality policies of the Company.

12. Waiver of Breach.

The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

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13. Notices.

Any notices, consents, demands, request, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered, faxed or if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to the Company:

        Quepasa Corporation

        410 N. 44th Street, Suite 450

        Phoenix, AZ 85008

If to Peterson:

        At the then-current residence address of Peterson.

Notices delivered personally will be deemed communicated as of actual receipt, notices by fax shall be deemed delivered when such notices are faxed to recipient’s fax number and notices by mail shall be deemed delivered when mailed.

14. Entire Agreement.

This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede applicable prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

15. Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16. Governing Law.

To the extent permitted by applicable law, this Agreement and the rights and obligations of the parties will be governed by and construed and enforced exclusively in accordance with the laws of the State of Arizona and the State of Arizona shall have exclusive jurisdiction regarding any legal actions relating to this Agreement.

17. Captions.

The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

18. Gender and Number.

When the context requires, the gender of all words used herein will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.

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19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Peterson:

Print Name:	Jeffrey Peterson

Signature:	/s/ Jeffrey Peterson

Date:	June 29, 2005

THE COMPANY:

Quepasa Corporation, a Nevada Corporation

By:	/s/ Charles B. Mathews
Charles B. Mathews, Chief Financial Officer

By:	/s/ Charles B. Mathews
Charles B. Mathews, Chief Operations Officer

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